Exhibit 99.1

APA ENTERPRISES, INC. REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2007

APA Cables & Networks, Inc. continues to show aggressive growth in its Fiber-to-the-Home target markets;
Optronics improves performance through expense controls

MINNEAPOLIS, MN, February 13, 2007 -- APA Enterprises, Inc. (NASDAQ: APAT) today reported revenues of $4,429,117 for the third quarter of fiscal year 2007, up 1% from revenues of $4,379,192 for the same period of fiscal year 2006. The net loss in the third quarter of fiscal year 2007 decreased 57%, to $429,368, or $0.04 per share, as compared to a loss of $1,275,786, or $0.11 per share, for the third quarter of fiscal year 2006.

Consolidated revenues at APACN and Optronics for the first nine months of fiscal 2007 were $14,272,847, an increase of approximately 19% over the $11,961,122 reported in the first nine months of fiscal year 2006. The net loss for the nine months ended December 31, 2006 was $941,819, or $0.08 per share, down 71% from the net loss of $3,230,420, or $0.27 per share, for the nine months ended December 31, 2005.

Anil K. Jain, APA's president and CEO, commented, “We are very pleased with the increased revenues as well as substantial decrease in losses both for the 3rd quarter and the first 9 months of fiscal year 2007. Extrapolating these figures to an annualized basis, we believe that the yearly projected losses represent more that 50% improvement over the losses of the last several fiscal years dating back to fiscal year 2000. Clearly, the consolidation steps taken during the last two years are in the right direction. Fiscal year 2007 reduction in losses are also significant, because they include the APA Optronics as well.”

APA Cables & Networks (APACN)

“Our continued growth in broadband markets further cements our confidence that APACN is making the right investments within the growing Fiber-to-the-Home marketplace,” Cheri Beranek Podzimek, president of APACN, said. “However, we are disappointed in our performance within the OEM markets. The company is embarking on an aggressive operational program to streamline our manufacturing operation. This includes the introduction of demand-pull strategies aimed at increasing operational efficiencies while surpassing our customers’ lead time expectations.”

Specifically, sales for the third quarter of fiscal year 2007 were $4,415,034, compared to sales of $4,342,415 reported in the same quarter a year ago. Due to improved gross margins, operating income rose to $110,680 in comparison to $21,677 in the same period last year.

APACN reported a loss of $33,634 for the quarter ended December 31, 2006 as compared to a loss of $79,037 in the comparable period last year.

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APA Enterprises/page two

Revenues for the nine months ended December 31, 2006 were $14,174,845, up 19% from $11,908,543 in the prior-year period. Sales to the Broadband market were up 35% while sales to the OEM market were down 15% compared to last year. Net income was $52,863 for the nine-month period, versus a loss of $317,547 in the fiscal 2006 period.

Optronics

The Optronics division reduced its operating expenses through consolidation of operations and termination of the MOCVD activities.

Gross revenues at Optronics decreased 87% to $16,143 from $123,645 in the same quarter a year ago mainly due to the termination of manufacturing activities in Aberdeen, South Dakota. Gross revenues for the quarter ended September 30, 2005 reflect $86,868 of sales to APACN for subcontracted labor. Optronics did not provide any subcontract labor to APACN in the quarter ended September 30, 2006. Optronics recorded a net loss of $395,734, a decrease of $801,015 from a loss of $1,196,749 from the same period of fiscal 2006. The decrease in the loss is mainly due to the termination of MOCVD activities and reduced legal expenses from those of fiscal year 2006 related to EIT lawsuit.

Gross revenues at Optronics decreased 70% to $101,366 from $336,420 for nine months ended December 31, 2006 as compared to the same period a year ago mainly due to the termination of manufacturing activities in Aberdeen, South Dakota. Gross revenues for the months ended, 2005 reflect $283,841 of sales to APACN for subcontracted labor. Optronics did not provide any subcontract labor to APACN in the two quarters ended September 30, 2006. Optronics recorded a net loss of $992,932, a decrease of $1,918,191 or 66% from a loss of $2,912,123 from the same period of fiscal 2006. The decrease in the loss is mainly due to reduced operating expenses due to termination of MOCVD activities, the sale of two capitalized patents, and reduced legal expenses.

Cash Used in Operations

APA Enterprises used $1,186,193 cash in operating activities during the third quarter of fiscal year 2007, down $1,469,046 or 55% from the $2,655,239 cash used in operating activities during the same period in fiscal year 2006, mostly due to reduced net losses during the current fiscal year. The Company also used $869,175 in financing activities, including $901,643 toward the retirement bonds issued by the South Dakota Economic Development and Finance Authority, and $119,685 in investing activities during the first three quarters of fiscal year 2007. Overall, the Company used $1,933,760 cash during the third quarter of fiscal year 2007 as compared to $2,884,733 during the same period in fiscal 2006, resulting in cash and cash equivalents on hand of $7,014,017 at December 31, 2006.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page three

FINANCIAL RESULTS (unaudited)
Segment detail is summarized as follows (unaudited, in thousands):

	Optronics	APACN	Eliminations	Consolidated

Three months ended December 31, 2006
Revenues	$16	$4,415	$(2)	$4,429
Gross profit (loss)	(128)	1,353	-	1,225
Income (loss) from operations	(612)	110	-	(502)
Depreciation and amortization	84	54	-	138
Capital expenditures	12	21	-	33
Assets	16,712	7,829	(7,680)	16,861

Three months ended December 31, 2005
Revenues	$124	$4,342	$(87)	$4,379
Gross profit (loss)	(152)	1,178	(2)	1,024
Income (loss) from operations	(1,346)	22	-	(1,324)
Depreciation and amortization	195	68	-	263
Capital expenditures	62	11	-	73
Assets	19,270	7,470	(7,635)	19,105

Nine months ended December 31, 2006
Revenues	$101	$14,175	$(3)	$14,273
Gross profit (loss)	(347)	4,261	-	3,914
Income (loss) from operations	(1,629)	470	-	(1,159)
Depreciation and amortization	256	179	-	435
Capital expenditures	282	43	-	325
Assets	16,712	7,829	(7,680)	16,681

Nine months ended December 31, 2005
Revenues	$336	$11,908	$(283)	$11,961
Gross profit (loss)	(529)	3,188	(5)	2,654
Loss from operations	(3,380)	(39)	-	(3,419)
Depreciation and amortization	612	194	-	806
Capital expenditures	191	116	-	307
Assets	19,270	7,470	(7,635)	19,105

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APA Enterprises/page four

FINANCIAL RESULTS (unaudited - continued)

	Three Months Ended December 31		Nine Months Ended December 31

	2006	2005	2006	2005

REVENUES	$4,429,117	$4,379,192	$14,272,847	$11,961,122

COST OF REVENUES	3,204,504	3,354,859	10,358,670	9,307,609

GROSS PROFIT	1,224,613	1,024,333	3,914,177	2,653,513

OPERATING EXPENSES
Research and development	105,624	313,127	394,616	980,097
Selling, general and administrative	1,624,576	2,035,215	5,030,770	5,185,989
Loss on disposal of assets	(4,059)	-	(352,266)	(93,126)
	1,726,141	2,348,342	5,073,120	6,072,960

LOSS FROM OPERATIONS	(501,528)	(1,324,009)	(1,158,943)	(3,419,447)

OTHER INCOME, net	98,680	48,973	286,894	191,477

LOSS BEFORE INCOME TAXES	(429,368)	(1,275,786)	(872,049)	(3,227,970)

INCOME TAXES	26,520	750	69,770	2,450

NET LOSS	$(429,368)	$(1,275,786)	$(941,819)	$(3,230,420)

NET LOSS PER SHARE:
Basic and diluted	$(0.04)	$(0.11)	$(0.08)	$(0.27)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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APA Enterprises/page five

FINANCIAL RESULTS (unaudited - continued)

	December 31, 2006	March 31, 2006

Assets:
Cash and cash equivalents	$7,014,017	$8,947,777
Other current assets	3,600,956	4,028,751
Property, plant and equipment, net	2,421,545	2,623,412
Other assets	3,824,388	3,993,631

Total assets	$16,860,906	$19,593,571

Liabilities:
Current liabilities	$1,761,311	$3,723,195
Long-term liabilities	419,230	290,934

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	52,008,955	51,966,213
Accumulated deficit	(37,447,313)	(36,505,494)
Total shareholders’ equity	14,680,365	15,579,442

Total liabilities and shareholders’ equity	$16,860,906	$19,593,571

APA Enterprises Inc., consists of an Optronics group and a Cables & Networks group (APACN). The Company develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaenterprises.com
763-784-4995

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